EXHIBIT 99.1

BERKSHIRE HATHAWAY INC.

NEWS RELEASE

FOR IMMEDIATE RELEASE	January 10, 2018

Omaha, NE (BRK.A; BRK.B) –

On January 9, 2018, Berkshire Hathaway Inc.’s Board of Directors voted to increase the number of directors comprising the entire Board of Directors from twelve to fourteen. Gregory E. Abel and Ajit Jain were then elected to serve as Directors to fill the resulting vacancies on the Board of Directors. In connection with their election to the Board of Directors, Warren E. Buffett, Berkshire Hathaway’s Chairman and CEO, appointed Mr. Abel to be Berkshire Hathaway’s Vice Chairman – Non-Insurance Business Operations and Mr. Jain to be its Vice Chairman – Insurance Operations.

Mr. Abel joined Berkshire Hathaway Energy Company in 1992 and currently serves as its Chairman and CEO. Mr. Jain joined the Berkshire Hathaway Insurance Group in 1986 and currently serves as Executive Vice President of National Indemnity Company with overall responsibility for leading Berkshire’s reinsurance operations.

Mr. Buffett and Charles T. Munger, Vice Chairman of Berkshire Hathaway will continue in their existing positions, including being responsible for significant capital allocation decisions and investment activities. Mr. Buffett is scheduled to be interviewed later today at 8:00 a.m. Eastern Time on CNBC’s Squawk Box at which time he will provide additional information regarding the appointments of Mr. Abel and Mr. Jain to Berkshire Hathaway’s Board of Directors and their new roles at Berkshire Hathaway.

About Berkshire

Berkshire Hathaway and its subsidiaries engage in diverse business activities including insurance and reinsurance, utilities and energy, freight rail transportation, finance, manufacturing, retailing and services. Common stock of the company is listed on the New York Stock Exchange, trading symbols BRK.A and BRK.B.

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Contact

Marc D. Hamburg

402-346-1400